Corporate Communications                         Exhibit 99.2
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Pricing of CNH Industrial Capital LLC $600 million notes

London, May 17, 2021

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) today announced that its wholly owned subsidiary, CNH Industrial Capital LLC, has priced $600 million in aggregate principal amount of 1.450% notes due 2026, with an issue price of 99.208%. The offering is expected to close on May 24, 2021, subject to the satisfaction of customary closing conditions.
CNH Industrial Capital LLC intends to add the net proceeds from the offering to its general funds and use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets in the ordinary course of business. The net proceeds may also be applied to repay CNH Industrial Capital LLC’s indebtedness as it becomes due.
The notes, which are senior unsecured obligations of CNH Industrial Capital LLC, will pay interest semi-annually on January 15 and July 15 of each year, beginning on January 15, 2022, and will be guaranteed by CNH Industrial Capital America LLC and New Holland Credit Company, LLC, each a wholly owned subsidiary of CNH Industrial Capital LLC. The notes will mature on July 15, 2026.

Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC are acting as joint book-running managers and the representatives of the underwriters for the offering, and BBVA Securities Inc., Credit Agricole Securities (USA) Inc., Intesa Sanpaolo S.p.A. and NatWest Markets Securities Inc. are acting as joint book-running managers for the offering. The offering is being made pursuant to an effective shelf registration statement filed with the U.S. Securities and Exchange Commission on March 15, 2019. Copies of the prospectus supplement and the accompanying prospectus for the offering may be obtained by contacting Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, Attn: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.CPDG@db.com; Goldman Sachs & Co. LLC, Prospectus Department, 200 West

CNH Industrial N.V. Corporate Office: 25 St James’s Street London, SW1A 1HA

Corporate Communications                         Exhibit 99.2
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Street, New York, NY 10282, Telephone: (866) 471-2526, Fax: (212) 902-9316, Email: prospectus-ny@ny.email.gs.com; Mizuho Securities USA LLC, 1271 Avenue of the Americas,
New York, NY 10020, Attn: Debt Capital Markets, Fax: (212) 205-7812; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Telephone: (800) 645-3751, Email: wfscustomerservice@wellsfargo.com. Copies of the prospectus supplement and the accompanying prospectus for the offering are also available on the website of the U.S. Securities and Exchange Commission at http://www.sec.gov.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy any of these securities, nor shall there be any sale of these securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

CNH Industrial Capital LLC is an indirect wholly owned subsidiary of CNH Industrial N.V. and is headquartered in Racine, Wisconsin. As a captive finance company, the primary business of CNH Industrial Capital LLC and its subsidiaries is to underwrite and manage financing products for end-use customers and dealers of CNH Industrial America LLC and CNH Industrial Canada Ltd. (collectively, “CNH Industrial North America”) and provide other related financial products and services to support the sale of agricultural and construction equipment sold by CNH Industrial North America. CNH Industrial Capital LLC and its subsidiaries also provide wholesale and retail financing related to new and used agricultural and construction equipment manufactured by entities other than CNH Industrial North America. CNH Industrial Capital LLC’s principal executive offices are located at 5729 Washington Avenue, Racine, WI 53406, and the telephone number is +1(262) 636-6011.

Contacts:

Corporate Communications

Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com